Exhibit 107

Calculation of Filing Fee Tables

Form S-8

VYNE THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	1,520,000(1)(2)	$2.4655(3)	$3,747,560(3)	0.0001531	$573.75
Total Offering Amounts					$3,747,560		$573.75
Total Fee Offsets							–
Net Fee Due							$573.75

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock, par value $0.0001 per share (“Shares”), of VYNE Therapeutics Inc. (the “Registrant”) that become issuable under the Registrant’s 2023 Equity Incentive Plan, as amended (the “2023 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	This registration statement registers the issuance of 1,520,000 Shares issuable under the 2023 Plan, which are in addition to Shares previously registered in connection with the 2023 Plan pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission on December 13, 2023 (File No. 333-276027).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share and aggregate offering price are calculated on the basis of $2.4655, the average of the high and low price of the Registrant’s Shares as reported on the Nasdaq Capital Market on December 13, 2024.